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                                                                    EXHIBIT 2(d)


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                         AGREEMENT OF PURCHASE AND SALE

                                  By and Among

                       HISPANIC MARKET CONNECTIONS, INC.,

                                M. ISABEL VALDES

                                       and

                          CULTURALACCESSWORLDWIDE INC.







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                         AGREEMENT OF PURCHASE AND SALE



                  THIS AGREEMENT made as of the 1st day of September, 1997 by and among Hispanic Market Connections, Inc., a California corporation (the "Company"), M. Isabel Valdes (the "Shareholder"), and CulturalAccessWorldwide Inc., a Delaware corporation (the "Purchaser").


                              W I T N E S S E T H:


                  WHEREAS, the Company is engaged, among other things, in the business of providing ethnic market research and related activities in the State of California (such activities being hereinafter referred to as the "Business");

                  WHEREAS, the Shareholder is the holder of [100,000] shares of common stock, without par value (the "Common Stock"), of the Company, which shares constitute all of the issued and outstanding shares of capital stock of the Company (all such shares of Common Stock held by the Shareholder being hereinafter referred to as the "Shares"); and

                  WHEREAS, the Purchaser desires to acquire all of the Shares from the Shareholder, and the Shareholder desires to sell all of the Shares to the Purchaser, on the terms and subject to the conditions hereinafter set forth.

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, and intending to be legally bound, the parties hereto hereby agree as follows:
                                    SECTION I

                         PURCHASE AND SALE OF THE SHARES

                  A. Purchase and Sale of the Shares. Subject to the terms and conditions of this Agreement and on the basis of the representations, warranties, covenants and agreements herein contained, at the Closing (as hereinafter defined), the Shareholder agrees to sell, assign and convey to the Purchaser, and the Purchaser agrees to purchase, acquire and accept from the Shareholder, all of the Shares.



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                                        2




                  B. Purchase Price for the Shares. The purchase price (the "Purchase Price") for the Shares is (a) $1,500,000, in cash, (b) a 6.5% subordinated promissory note of the Purchaser (the "Note"), substantially in the form of Exhibit A attached hereto, payable to the order of the Shareholder in the principal amount of $240,000 and (c) the contingent payments, if earned, provided for in Section I(C) hereof (such payments, the "Earn-Out Payments"). The Purchase Price for the Shares payable at the Closing shall be paid by delivery to the Shareholder of (i) a wire transfer to an account designated by, the Shareholder in the amount of $1,500,000 and (ii) the Note.

                  C. Earn-Out Payments. Subject to the conditions set forth herein and in Schedule I hereto, within ninety (90) days after December 31, 1998, December 31, 1999, and December 31, 2000, respectively, the Purchaser shall deliver to the Shareholder, in additional payment for the Shares, the Earn-Out Payments, if any, payable with respect to the twelve-month periods (each, an "Earn-Out Period") ending December 31, 1998, December 31, 1999, and December 31, 2000, respectively. The amount of the Earn-Out Payments payable to the Shareholder with respect to each Earn-Out Period shall be (i) based upon the achievement by the Company of targeted "net revenues" (as hereinafter defined) and targeted "EBITA" (as hereinafter defined) as a percentage of net revenues and (ii) determined in accordance with the provisions hereof and Schedule I hereto and the terms of the earn-out matrix set forth in Schedule II hereto (the "EarnOut Matrix"). Each of the Earn-Out Payments, if earned, shall be made by delivery to the Shareholder of (i) a wire transfer to an account designated by, the Shareholder and (ii) a certificate representing shares of the common stock, $.01 par value, of the Purchaser (the "Purchaser Common Stock") registered in the name of the Shareholder, in each case, in such amounts of cash and such number of shares of Purchaser Common Stock as are determined in accordance with Schedules I and II hereto. It is understood and agreed that the Earn-Out Payments are not conditioned upon the Purchaser's continued employment of the Shareholder.

                  D. Computation of Net Revenues and EBITA. The Purchaser shall, within ninety (90) days after the end of each Earn-Out Period, compute the amount of the net revenues and EBITA of the Company for such Earn-Out Period. For purposes of calculation of net revenues and EBITA, the Business shall be accounted for as a separate business enterprise with separate financial books and accounting records, notwithstanding that the Business is owned or operated by one or more legal entities. The amounts so computed shall be the net revenues and EBITA for purposes of





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                                        3




determining whether or not Earn-Out Payments shall be due and payable. For purposes of this Agreement, "net revenues" of the Company shall mean the net revenues of the Company for the applicable period as determined in accordance with generally accepted accounting principles consistent with the Purchaser's accounting practices and "EBITA" shall mean earnings before interest, income taxes and amortization of the Company for the applicable period as determined in accordance with generally accepted accounting principles consistent with the Purchaser's accounting practices. For purposes of determining EBITA, no deduction will be made for (i) 50% of the Shareholder's salary and 100% of the Shareholder's bonus payment under the Shareholder's employment agreement with the Purchaser and (ii) corporate overhead charges. The Purchaser agrees that the Purchaser will provide the Company with working capital at a level and take such other actions which, in the Purchaser's reasonable judgment, will permit the Company to maximize its net revenues and EBITA, subject at all times to the Purchaser's obligations to its shareholders and any applicable statutory or regulatory requirements. Notwithstanding the determination of net revenues or EBITA for any Earn-Out Period by the Purchaser, the Shareholder shall have the right to receive the information upon which such determination was made, and shall, in the event of a dispute as to the amount or method of calculation of such net revenues or EBITA, have the right to review all work papers relating to the determination of such net revenues or EBITA. If the Shareholder shall disagree with the Purchaser's determination of net revenues or EBITA for any Earn-Out Period and/or the amount of the resulting Earn-Out Payments, the Shareholder shall notify the Purchaser within fifteen (15) days of receipt of Purchaser's computations and the Purchaser and the Shareholder shall in good faith attempt to agree upon the amount of the Earn-Out Payments within ninety
(90) days after the end of the Earn-Out Period. If the Purchaser and the Shareholder are unable to agree within such period, then the amount of the Earn-Out Payments shall be determined as soon as possible thereafter by the San Francisco office of one of the six largest national accounting firms mutually selected by the Purchaser and the Shareholder (the "Earn-Out Arbitrator"), for a final and binding determination. In the event that the Earn-Out Arbitrator determines that there is a deficiency of greater than ten percent (10%) in the amount of the Earn-Out Payments, then the Purchaser shall be obligated to pay the fees of the Earn-Out Arbitrator. In the event that the Earn-Out Arbitrator determines that there is a deficiency of greater than five percent (5%) but less than or equal to ten percent (10%) in the amount of the Earn-Out Payments, then the Purchaser and the Shareholder shall each pay one-half of





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                                        4




the fees of the Earn-Out Arbitrator. In all other events, the Shareholder shall pay the fees of the Earn-Out
Arbitrator.

                  Numbers of shares of Purchaser Common Stock set forth herein shall be appropriately adjusted for any stock split, stock dividend, reverse stock split or other similar event affecting the Purchaser Common Stock. Fractional shares shall be rounded up to the nearest whole share.

                  In the event (a "Reorganization") of the consolidation or merger of the Purchaser with or into another person or the acquisition of all or substantially all the Purchaser Common Stock or all or substantially all of the assets of the Purchaser by another person (other than a consolidation or merger in which the Purchaser is the continuing corporation and which does not result in any change in the Purchaser Common Stock), the Purchaser shall have the option to pay the Shareholder at such time as a payment is due pursuant to
Section I(C) hereof, in lieu of the Purchaser Common Stock provided for in such Section, the consideration (the "Reorganization Consideration") per share in the form (in stock or cash or other consideration) payable to the other holders of Purchaser Common Stock in connection with such transaction, multiplied by the number of shares of Purchaser Common Stock deliverable to the Shareholder provided for in Section I(C) hereof; provided however, that if, (i) following a Reorganization, John Fitzgerald is not the chief executive officer of the surviving corporation and (ii) the Reorganization Consideration consists of common stock of the surviving corporation, then the Shareholder shall have the right to elect to receive, in lieu of the Reorganization Consideration, 75% of the portion of the Earn-Out Payments (the "Stock Portion") which would otherwise have been paid in Purchaser Common Stock in cash and 25% of the Stock Portion in Reorganization Consideration as provided above, assuming for this purpose that the portion of the Target 100% Earn-Out Payments to be paid in Purchaser Common Stock is valued in the aggregate at $420,000.
                                   SECTION II

                   REPRESENTATIONS, WARRANTIES, COVENANTS AND
                  AGREEMENTS OF THE COMPANY AND THE SHAREHOLDER

                  Each of the Company and the Shareholder, jointly and severally, hereby represents and warrants to, and covenants and agrees with, the Purchaser, as of the date of the Closing, that:





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                                        5





                  A. Organization and Qualification. The Company is duly organized, validly existing and in good standing under the laws of the State of California and has full corporate power and authority to own its properties and to conduct the businesses in which it is now engaged. The Company is in good standing in each other jurisdiction wherein the failure so to qualify would have a material adverse effect on the financial condition, business, operations, results of operations, assets or properties of the Company (a "Material Adverse Effect"). The Company does not own any subsidiaries, nor does it own any capital stock or other proprietary interest, directly or indirectly, in any other corporation, association, trust, partnership, joint venture or other entity and has no agreement with any person, firm or corporation to acquire any such capital stock or other proprietary interest. The Company has full corporate power, authority and legal right, and all necessary approvals, permits, licenses and authorizations, to own its properties and to conduct the businesses conducted by it and to enter into and consummate the transactions contemplated under this Agreement, except for such approvals, permits, licenses and authorizations, the absence of which would not have a Material Adverse Effect. The copies of the articles of incorporation and by-laws of the Company which have been delivered to the Purchaser are complete and correct.

                  B. Authority. The execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and agreements hereunder and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect affecting the enforcement of creditors' rights generally.

                  C. No Legal Bar; Conflicts. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, violates any provision of the articles of incorporation or by-laws of the Company or any statute, ordinance, regulation, order, judgment or decree of any court or governmental agency or board, or conflicts with or will result in any breach of any of the terms of or constitute a default under or result in the termination of or the creation of any lien pursuant to the terms of any contract or agreement to which the Company is a party or by which the





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                                        6




Company or any of the Assets is bound, except where such violation, conflict, breach, default, termination or lien creation would not have a Material Adverse Effect. No consents, approvals or authorizations of, or filings with, any governmental authority or any other person or entity are required in connection with the execution and delivery of this Agreement by the Shareholder and the Company and the consummation by the Shareholder of the transactions contemplated hereby, except for required consents, if any, to assignment of permits, certificates, contracts, leases and other agreements as set forth in Exhibit B attached hereto.

                  D. Capitalization. The authorized capital stock of the Company consists of 1,000,000 shares of Common Stock, 1,000,000 shares of preferred stock, without par value (the "Preferred Stock"), of which 100,000 shares of Common Stock and no shares of Preferred Stock are issued and outstanding. All of the issued and outstanding shares of Common Stock have been duly and validly authorized and issued and are fully paid and non-assessable. All of the issued and outstanding shares of Common Stock are owned beneficially and of record by the Shareholder, free and clear of any lien, encumbrance, charge, security interest or claim whatsoever. There are no outstanding subscriptions, warrants, options, calls, commitments or other rights or agreements to which the Company or the Shareholder is bound relating to the issuance, sale or redemption of shares of Common Stock, Preferred Stock or other securities of the Company. No person other than the Shareholder has any interest in the Common Stock or Preferred Stock. No shares of capital stock or other securities of the Company are reserved for any purpose.

                  E. Financial Statements; No Undisclosed Liabilities. The Company and the Shareholder have delivered to the Purchaser balance sheets of the Company as of July 31, 1997, December 31, 1996, December 31, 1995 and December 31, 1994 and the related statements of income and cash flows for the periods then ended, which financial statements (hereinafter referred to as the "Financial Statements") have been internally prepared by the Company. The Financial Statements are true and correct in all material respects and have been prepared in accordance with the cash basis of accounting consistently throughout the periods involved. The Financial Statements fully and fairly present on the cash basis of accounting the financial condition of the Company as at the dates thereof and the results of the operations of the Company for the periods indicated. The balance sheets contained in the Financial Statements fairly reflect all liabilities of the Company of





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the types normally reflected in balance sheets prepared on the cash basis of accounting as at the dates thereof. Except to the extent set forth in or provided for in the balance sheet of the Company as of July 31, 1997 (the "Balance Sheet Date") included in the Financial Statements (the "1997 Balance Sheet") or as identified in Exhibit B, and except for current liabilities incurred in the ordinary course of business consistent with past practices (and not materially different in type or amount), the Company has no material liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, whether due or to become due, whether properly reflected under generally accepted accounting principles as a liability or a charge or reserve against an asset or equity account, and whether the amount thereof is readily ascertainable or not. A true and correct copy of the Financial Statements is attached hereto as Exhibit C.

                  F. Absence of Certain Changes. Except as set forth in Exhibit B, subsequent to the Balance Sheet Date there has not been any (i) change in the condition of the Business, financial or otherwise, or in the results of the operations of the Company which has or could reasonably be expected to have a Material Adverse Effect; (ii) material damage or destruction (whether or not insured) affecting the properties or business operations of the Company; (iii) labor dispute or, to the best of the knowledge of the Company and the Shareholder, threatened labor dispute involving the employees of the Company;
(iv) actual or, to the best of the knowledge of the Company and the Shareholder, threatened disputes pertaining to the Business with any major accounts of the Company, or actual or, to the best of the knowledge of the Company and the Shareholder, threatened loss of business from any of the major accounts of the Company; or (v) changes in the methods or procedures for billing or collection of customer accounts or recording of customer accounts receivable or reserves for doubtful accounts with respect to the Company.

                  G. No Dividends, Loans, etc. Except as set forth on Exhibit B, subsequent to the Balance Sheet Date, the Company has not declared or paid any dividend or made any other distribution in respect of its capital stock or, directly or indirectly, purchased, redeemed or otherwise acquired or disposed of any shares of its capital stock; and the Company has not, except in the ordinary course of business, paid or discharged any outstanding indebtedness. Subsequent to the Balance Sheet Date, the Company has paid all normal and recurring installments (i) of bank indebtedness, (ii) under leases and contractual obligations and (iii) of other amounts due and payable to any persons.





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Subsequent to the Balance Sheet Date, except as set forth in Exhibit B, the
Company has not incurred any bank indebtedness, entered into any leases, loan agreements or contracts, obligations or arrangements for the payment of money or property to any person, or permitted any liens or encumbrances to attach to its assets. Subsequent to the Balance Sheet Date, the Company has not (i) made any loans or advances to the Shareholder or members of the family of the Shareholder, (ii) repaid the principal of or interest on any indebtedness of the Company to the Shareholder or members of the family of the Shareholder, or (iii) forgiven any principal of or interest on any indebtedness of the Shareholder or members of the family of the Shareholder to the Company.

                  H. Real Property Owned or Leased. A list and description of all real property owned by or leased to or by the Company or in which the Company has any interest is set forth in Exhibit B. Except as set forth in Exhibit B, all such leased real property is held subject to written leases or other agreements which are enforceable in accordance with their respective terms, and there are no existing defaults or events of default, or events which with notice or lapse of time or both would constitute defaults, thereunder on the part of the Company, except for defaults, if any, which could not have a Material Adverse Effect. Neither the Company nor the Shareholder has any knowledge of any material default or claimed or purported or alleged material default on the part of any other party in the performance of any obligation to be performed or paid by such other party under any lease referred to in Exhibit
B. Except as set forth in Exhibit B, neither the Company nor the Shareholder has received any written or oral notice to the effect that any lease will not be renewed at the termination of the term thereof or that any such lease will be renewed only at a substantially higher rent.

                  I. Title to Assets; Condition of Property. The Company has good and valid title to all its owned properties and assets, real, personal and mixed, tangible and intangible used in the operations of the Business as currently conducted, except where the failure to have good and valid title would not have a Material Adverse Effect. Except as set forth in Exhibit B, the Company leases or owns all properties and assets used in the operations of the Business as currently conducted. All such properties and assets are in good condition and repair, consistent with their respective ages and subject to ordinary wear and tear, and have been maintained and serviced in accordance with the normal practices of the Company and as necessary in the normal course of business. None of the assets or properties





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                                        9




of the Company is subject to any liens, charges, encumbrances or security interests, except as set forth in Exhibit B. None of the assets or properties of the Company (or uses to which they are put) fails to conform with any applicable agreement, law, ordinance or regulation in a manner which could have a Material Adverse Effect. The Purchaser understands that the items listed in Exhibit B under the heading "Personal Property of the Shareholder" are the personal property of the Shareholder and are not part of the Company.

                  J. Taxes. (i) The Company has filed or caused to be filed on a timely basis all federal, state, local, foreign and other tax returns, reports and declarations (collectively, "Tax Returns") required to be filed by it. All Tax Returns filed by or on behalf of the Company are true, complete and correct in all material respects. The Company has paid all income, estimated, excise, franchise, gross receipts, capital stock, profits, stamp, occupation, sales, use, transfer, value added, property (whether real, personal or mixed), employment, unemployment, disability, withholding, social security, workers' compensation and other taxes, and interest, penalties, fines, costs and assessments (collectively, "Taxes"), due and payable with respect to the periods covered by such Tax Returns (whether or not reflected thereon). There are no Tax liens on any of the properties or assets, real, personal or mixed, tangible or intangible, of the Company. Since the Balance Sheet Date, the Company has not incurred any tax liability other than in the ordinary course of business. No Tax Return of the Company has ever been audited except where issues have been fully resolved and deficiencies have been fully paid. No deficiency in Taxes for any period has been asserted by any taxing authority which remains unpaid at the date hereof (the results of any settlement being set forth in Exhibit B), no written inquiries or notices have been received by the Company from any Taxing authority with respect to possible claims for Taxes, the Company has no reason to believe that such an inquiry or notice is pending or threatened, and there is no basis for any additional claims or assessments for Taxes. Except as set forth on Exhibit B, the Company has not agreed to the extension of the statute of limitations with respect to any Tax Return or Tax period. The Company has delivered to the Purchaser copies of the federal and state income Tax Returns filed by the Company for the past three years and for all other past periods as to which the appropriate statute of limitations has not lapsed.





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                            (ii)    Tax Returns.  The Shareholder at her own
expense shall be responsible for preparing and filing any and all separate federal, state, municipal and other income or franchise Tax Returns of the Company required to be filed by the Company only in respect of any and all periods up to and including the date of the Closing (including, without limitation, the Company's federal income Tax Returns for the short taxable year ending with the date of the Closing) to the extent not already filed, whether or not required to be filed on or before the date of the Closing, and shall pay all income or franchise Taxes (and interest, penalties, fines or assessments thereon) due and payable by the Company for all periods up to and including the date of the Closing to the extent not already paid (including, without limitation, the federal income Taxes due and payable with respect to the short taxable year referenced in the preceding sentence.) The Shareholder shall review all such Tax Returns with the Purchaser prior to filing and shall submit such proof of payment of the Taxes due as the Purchaser shall reasonably request.

                  K.       Permits; Compliance with Applicable Law.

                              (i)   General.  The Company is not in default
under any, and has complied with all, statutes, ordinances, regulations and laws, orders, judgments and decrees of any court or governmental entity or agency, relating to the Business or the assets and properties of the Company as to which a default or failure to comply could have a Material Adverse Effect on the Business or the assets and properties of the Company. Neither the Company nor the Shareholder has any knowledge of any basis for assertion of any violation of the foregoing or for any claim for compensation or damages or otherwise arising out of any violation of the foregoing. Within the past three
(3) years, neither the Company nor the Shareholder has received any notification of any asserted present or past failure to comply with any of the foregoing which has not been satisfactorily responded to in the time period required thereunder.

                             (ii)   Permits; Intellectual Property.  Set
forth in Exhibit B is a complete and accurate list of all material permits, licenses, approvals, franchises, patents, registered and common law trademarks, service marks, tradenames, copyrights (and applications for each of the foregoing), notices and authorizations issued by governmental entities or other regulatory authorities, federal, state or local (collectively the "Permits"), held by the Company. The Permits set forth in Exhibit B are all the material Permits required for the conduct of the Business. To the Knowledge of each of the Company and the





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                                       11




Shareholder, all the Permits set forth in Exhibit B are in full force and effect, and, to the Knowledge of each of the Company and the Shareholder, the Company has not engaged in any activity which would cause or permit revocation or suspension of any such Permit, and to the Knowledge of each of the Company and the Shareholder, no action or proceeding looking to or contemplating the revocation or suspension of any such Permit is pending or threatened. To the Knowledge of each of the Company and the Shareholder, there are no existing material defaults or events of default or event or state of facts which with notice or lapse of time or both would constitute a default by the Company under any such Permit. Neither the Company nor the Shareholder has any knowledge of any default or claimed or purported or alleged default or state of facts which with notice or lapse of time or both would constitute a material default on the part of any other party in the performance of any obligation to be performed or paid by any other party under any Permit set forth in Exhibit B. The use by the Company of any proprietary rights relating to any Permit does not involve any claimed infringement of such Permit or rights. The consummation of the transactions contemplated hereby will in no way affect the continuation, validity or effectiveness of the Permits set forth in Exhibit B or require the consent of any person, except that the Company will cease to be a minority and female owned business. Except as set forth in Exhibit B, the Company is not required to be licensed by, nor is it subject to the regulation of, any governmental or regulatory body by reason of the conduct of the Business.

                            (iii)   Environmental.  (a)  To the Knowledge of
each of the Company and the Shareholder, (i) the Company has duly complied in all material respects with and the real estate subject to the leases listed on Exhibit B and the improvements thereon, and all other real estate leased by the Company, and (ii) the improvements thereon (all such owned or leased real estate hereinafter referred to collectively as the "Premises") are in compliance in all material respects with, the provisions of all federal, state and local environmental, health and safety laws, codes and ordinances and all rules and regulations promulgated thereunder.

                           (b)      Neither the Company nor the Shareholder
has received any notice of, and neither the Company nor the Shareholder knows of any facts which might constitute, violations of any federal, state or local environmental, health or safety laws, codes or ordinances, and any rules or regulations promulgated thereunder, which relate to the use, ownership or occupancy of any of the Premises or of any premises formerly owned, leased or occupied by the Company.





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                                       12





                  L. Accounts Receivable; Equipment. The accounts receivable of the Company are in their entirety valid accounts receivable, arising in the ordinary course of business. The equipment of the Company is in all respects fully usable in the ordinary course of business. Since the Balance Sheet Date, the Company has maintained the equipment used in the ordinary course of business consistent with past practices. Other than in the ordinary course of business, since the Balance Sheet Date, the Company has not disposed of equipment used in the Business.

                  M. Contractual and Other Obligations. Set forth in Exhibit B is a list and brief description of all (i) material contracts, agreements, licenses, leases, arrangements (written or oral) and other documents to which the Company is a party or by which the Company or any of the assets or properties of the Company is bound (including, in the case of loan agreements, a description of the amounts of any outstanding borrowings thereunder and the collateral, if any, for such borrowings); (ii) obligations and liabilities of the Company pursuant to uncompleted orders for the purchase of materials, supplies, equipment and services for the requirements of the Business with respect to which the remaining obligation of the Company is in excess of $5,000; and (iii) material contingent obligations and liabilities of the Company; all of the foregoing being hereinafter referred to as the "Contracts". Neither the Company nor, to the best of the knowledge of the Company and the Shareholder, any other party is in default in the performance of any covenant or condition under any Contract, except where such default would not have a Material Adverse Effect, and no claim of such a default has been made and no event has occurred which with the giving of notice or the lapse of time would constitute a default under any covenant or condition under any Contract. Except as set forth in Exhibit B, the Company is not a party to any Contract which would terminate or be materially adversely affected by consummation of the transactions contemplated by this Agreement. The Company is not a party to any Contract expected to be performed at a loss. Originals or true, correct and complete copies of all written Contracts have been provided to the Purchaser.

                  N. Compensation. Set forth in Exhibit D attached hereto is a list of all material agreements between the Company and each person employed by or independently contracting with the Company with regard to compensation, whether individually or collectively, and set forth in Exhibit D is a list of all employees of the Company entitled to receive annual compensation in excess of $20,000 and their respective salaries. The transactions contemplated by this Agreement will not result in any liability for





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                                       13




severance pay to any employee or independent contractor of the Company. The Company has not informed any employee or independent contractor providing services to the Company that such person will receive any increase in compensation or benefits (except for such increases that are in the ordinary course of business) or any ownership interest in the Company or the Business.

                  O. Employee Benefit Plans. Except as set forth in Exhibit E attached hereto, the Company does not maintain or sponsor, nor does it contribute to, any pension, profit-sharing, savings, bonus, incentive or deferred compensation, severance pay, medical, life insurance, welfare or other employee benefit plan. All pension, profit-sharing, savings, bonus, incentive or deferred compensation, severance pay, medical, life insurance, welfare or other employee benefit plans within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (hereinafter referred to as "ERISA"), in which the employees participate (such plans and related trusts, insurance and annuity contracts, funding media and related agreements and arrangements being hereinafter referred to as the "Benefit Plans") comply with all requirements of the Department of Labor and the Internal Revenue Service, and with all other applicable laws, and the Company has not taken or failed to take any action with respect to the Benefit Plans which might create any liability on the part of the Company or the Purchaser. Each "fiduciary" (within the meaning of Section 3(21)(A) of ERISA) as to each Benefit Plan has complied with all requirements of ERISA and all other applicable laws in respect of each such Benefit Plan. The Company has furnished to the Purchaser copies of all Benefit Plans and all financial statements, actuarial reports and annual reports and returns filed with the Internal Revenue Service with respect to such Benefit Plans for a period of three years prior to the date hereof. Such financial statements and actuarial reports and annual reports and returns are true and correct in all material respects, and none of the actuarial assumptions underlying such documents have changed since the respective dates thereof. In addition:

                     (i) Each Benefit Plan intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service as to its qualification;

                    (ii) The Company does not maintain, sponsor or contribute to, and has never maintained, sponsored or contributed to a "defined benefit plan" (within the meaning of Section 3(35) of ERISA) or a Multiemployer
         Plan (within the meaning of Section 3(37) of ERISA);

                   (iii) No "prohibited transaction" (within the meaning of Section 406 of ERISA or Section 4975(c) of the Code) has occurred with respect to any Benefit Plan;

                    (iv) No provision of any Benefit Plan or of any agreement, and no act or omission of the Company in any way limits, impairs, modifies or otherwise affects the right of the Company or the Purchaser unilaterally to amend or terminate any Benefit Plan after the Closing, subject to the requirements of applicable law;

                     (v) There are no contributions which are or hereafter will be required to have been made to trusts in connection with any Benefit Plan that would constitute a "defined contribution plan" (within the meaning of Section 3(34) of ERISA);

                    (vi) Other than claims in the ordinary course for benefits with respect to the Benefit Plans, there are no actions, suits or claims (including claims for income taxes, interest, penalties, fines or excise taxes with respect thereto) pending with respect to any Benefit Plan, or any circumstances which might give rise to any such action, suit or claim (including claims for income taxes, interest, penalties, fines or excise taxes with respect thereto);

                   (vii) All reports, returns and similar documents with respect to the Benefit Plans required to be filed with any governmental agency have been so filed on or before their due date; and

                  (viii) The Company does not have any obligation to provide health or other welfare benefits to former, retired or terminated employees, except as specifically required under Section 4980B of the Code or Section 601 of ERISA. The Company has complied with the notice and continuation requirements of Section 4980B of the Code or Section 601 of ERISA and the regulations thereunder.

         The Shareholder agrees that she will cause the Company to (i) terminate the Hispanic Market Connections 401(k) Plan and Trust (the "Plan"), subject to fulfillment of the requirements set forth below, as of a date prior to the Closing, (ii) take any and all steps necessary to effectuate promptly the termination of the Plan, including, but not limited to, the filing of an Application for Determination

Upon Termination (Form 5310), (iii) prepare, file and deliver all required forms with the Internal Revenue Service and the Department of Labor and any notices required to be delivered to employees and to the trustee(s) of the Plan in connection with the termination of the Plan, (iv) continue to file any and all information reports, including annual reports, required with respect to the Plan until the completion of the termination of the Plan, and (v) fully vest all employees in their account balances in the Plan.

         As soon as practicable following the receipt of a favorable determination letter from the Internal Revenue Service with respect to the termination of the Plan, the Shareholder shall cause the trustee(s) of the Plan to distribute the participants' account balances in the Plan in accordance with the terms of the Plan documents and any and all applicable laws, rules and regulations.

         The Shareholder agrees that any contributions now due or that may become due to the Plan shall be the sole responsibility of the Shareholder and shall be immediately paid, when due, by the Shareholder.

         The current trustee(s) of the Plan shall remain as trustee(s) of the Plan through completion of the termination of the Plan, and the distribution of the participants' account balances in the Plan.

         The Shareholder agrees that all costs incurred in connection with the operation and termination of the Plan, including, but not limited to, the cost of filing all required notices, amendments, determination letter requests, returns and reports, shall be borne by the Shareholder. None of the expenses of terminating the Plan will be borne by the Purchaser or the Company.

                  P. Labor Relations. To the Knowledge of each of the Company and the Shareholder there have been no violations of any federal, state or local statutes, laws, ordinances, rules, regulations, orders or directives with respect to the employment of individuals by, or the employment practices or work conditions of, the Company, or the terms and conditions of employment, wages and hours, which violations would have, either individually or in the aggregate, a Material Adverse Effect. To the Knowledge of each of the Company and the Shareholder, the Company is not engaged in any unfair labor practice or other unlawful employment practice and there are no charges of unfair labor practices or other employee-related complaints pending or, to the best of the knowledge of the Company and the Shareholder, threatened against the Company before the

National Labor Relations Board, the Equal Employment Opportunity Commission, the Occupational Safety and Health Review Commission, the Department of Labor or any other federal, state, local or other governmental authority. There is no strike, picketing, slowdown or work stoppage or organizational attempt pending, or, to the best of the knowledge of the Company and the Shareholder, threatened against or involving the Business. No issue with respect to union representation is pending or threatened with respect to the employees of the Company. No union or collective bargaining unit or other labor organization has ever been certified or recognized by the Company as the representative of any of the employees of the Company.

                  Q. Increases in Compensation or Benefits. Except as set forth in Exhibit D, subsequent to the Balance Sheet Date, there have been no increases in the compensation payable or to become payable to any of the employees of the Company and there have been no payments or provisions for any awards, bonuses, loans, profit sharing, pension, retirement or welfare plans or similar or other disbursements or arrangements for or on behalf of such employees (or related parties thereof), in each case, other than pursuant to currently existing plans or arrangements, if any, set forth in Exhibit E; provided, however, that in no event was any such increase in compensation or any such payment or provision made with respect to the Shareholder (or any members of the family of the Shareholder). All bonuses heretofore granted to employees of the Company have been paid in full to such employees. The vacation policy of the Company is set forth in Exhibit E. Except as set forth in Exhibit E, no employee of the Company is entitled to vacation time in excess of three weeks during the current calendar year and no employee of the Company has any accrued vacation or sick time with respect to any prior period.

                  R. Insurance. The Company maintains insurance policies covering all of its properties and assets and certain occurrences which may arise in connection with the operation of the Business. A list and brief description of the insurance policies maintained by the Company with respect to the Business is set forth in Exhibit B. Such insurance policies are in full force and effect and all premiums due thereon prior to or on the date of the Closing have been paid. To the Knowledge of each of the Company and the Shareholder, the Company has complied in all material respects with the provisions of such policies. The Company has received no notices of any pending or threatened termination or premium increases with respect to any such policies, except where such terminations or increases would not have a Material Adverse Effect. The Company has not had any casualty loss or occurrence which may give rise to any claim of any kind not covered by insurance and neither the Company nor the Shareholder is aware of any occurrence which may give rise to any claim of any kind not covered by insurance. No third party has filed any claim against the Company or the Business for personal injury or property damage of a kind for which liability insurance is generally available which is not fully insured, subject only to the standard deductible. All material claims against the Company or the Business covered by insurance have been reported to the insurance carrier on a timely basis. The Company has adequate insurance and reserves to cover any liability that may arise out of any claims, including, but not limited to, workers compensation and health insurance claims, that may be asserted against the Company for occurrences prior to the date of the Closing.

                  S. Conduct of Business. The Company is not restricted from conducting the Business in any location by agreement or court decree.

                  T. Allowances. The Company has no obligation outside of the ordinary course of business to make allowances to any customers with respect to the Business.

                  U. Use of Names. All names under which the Company currently conducts the Business are listed in Exhibit B. Except as set forth on Exhibit B, there are no other persons or businesses conducting businesses similar to those of the Company in the State of California having the right to use or using the names set forth in Exhibit B or any variants of such names; and no other person or business has ever attempted to restrain the Company or the Shareholder from using such names or any variant thereof.

                  V. Power of Attorney. Except as set forth in Exhibit B, the Company has not granted any power of attorney
(revocable or irrevocable) to any person, firm or corporation for any purpose whatsoever.

                  W.       Accounts Payable, Indebtedness, etc.  The
                           ------------------------------------
accounts and notes payable and accrued expenses reflected in the Financial Statements, and the accounts and notes payable and accrued expenses incurred by the Company subsequent to the Balance Sheet Date, are in all respects valid claims that arose in the ordinary course of business. Since the Balance Sheet Date, the accounts and notes payable and accrued expenses of the Company have been maintained on a basis consistent with past practices. The aggregate unpaid accounts payable and accrued expenses (including, but not limited to, accrued payroll, accrued vacation and sick time) of the Company on the date of the Closing shall not exceed $270,000.

                  X. Bank Accounts. Set forth in Exhibit F attached hereto is a list of all bank accounts maintained in the name of the Company and a brief description of persons having power to sign on behalf of the Company with respect to each such account.

                  Y. Books and Records. The books and records of the Company are complete and correct, have been maintained in accordance with good business practices and accurately reflect the basis for the financial position and results of operations of the Company set forth in the Financial Statements. All of such books and records, including true and complete copies of all written Contracts, have been made available for inspection by the Purchaser and its representatives.

                  Z. Litigation; Disputes. Except as set forth in Exhibit B, there are no material claims, disputes, actions, suits, investigations or proceedings pending or, to the Knowledge of each of the Company and the Shareholder, threatened against or affecting the Company, the Business or any of the assets or properties of the Company, no such claim, dispute, action, suit, proceeding or investigation has been pending or, to the best of the knowledge of the Company and the Shareholder, threatened during the five-year period preceding the date of the Closing and, to the best of the knowledge of the Company and the Shareholder, there is no basis for any such claim, dispute, action, suit, investigation or proceeding. Neither the Company nor the Shareholder has any knowledge of any default under any such action, suit or proceeding. The Company is not in default in respect of any judgment, order, writ, injunction or decree of any court or of any federal, state, municipal or other government department, commission, bureau, agency or instrumentality or any arbitrator.

                  AA.      Location of Business and Assets.  Set forth
in Exhibit B is each location (specifying state, county and city) where the Company (i) has a place of business, (ii) owns or leases real property and (iii) owns or leases any other property, including equipment and furniture.

                  BB.      Computer Software.  Except as set forth in
Exhibit B, to the Knowledge of each of the Company and the Shareholder, the Company has the right to use all computer software, including all property rights constituting part of that computer software, used in connection with the

Company's business operations (the "Computer Software"). A list of all written licenses (other than "shrinkwrap licenses") pertaining to the Computer Software is set forth in Exhibit B (the "Licenses"). Except as set forth in Exhibit B, the Company has no knowledge that any of the Licenses may not be valid or enforceable by the Company or that the use of the Computer Software or any of the Licenses may infringe upon or conflict with the rights of any third party. The Company has not granted any licenses to use the Computer Software or any sub-licenses with respect to any of the Licenses.

                  CC.      Disclosure.  No representation or warranty
made under any Section hereof and none of the information furnished by the Company or the Shareholder set forth herein, in the exhibits hereto or in any document delivered by the Company or the Shareholder to the Purchaser or any authorized representative of the Purchaser which is listed in the Exhibits hereto, including the Financial Statements attached hereto as Exhibit C, pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading.

                  DD. Investment. (i) The Shareholder has had access to such information relating to the business and affairs of the Purchaser which the Company and the Shareholder have reasonably requested, and all additional information which the Company and the Shareholder have considered necessary to verify the accuracy of the information so received. The Company and the Shareholder have had the opportunity to ask questions of and receive answers from the Purchaser concerning the terms and conditions of the transactions contemplated by this Agreement. On the basis of the foregoing, the Company and the Shareholder are familiar with the operations, business plans and financial condition of the Purchaser.

                             (ii)   The Shareholder understands that the
Purchaser may issue and deliver to the Shareholder, as part of the Earn-Out Payments, shares of Purchaser Common Stock pursuant to this Agreement, without compliance with the registration requirements of the Securities Act; that for such purpose the Purchaser will rely upon the representations, warranties, covenants and agreements contained herein; and that such non-compliance with registration is not permissible unless such representations and warranties are correct and such covenants and agreements performed. The Shareholder is an "accredited investor" as such term is defined in Rule 501 under the Securities Act.

                            (iii) The Shareholder understands that, under
existing rules of the Securities and Exchange Commission (the "SEC") the Shareholder, may be unable to sell its shares of Purchaser Common Stock except to the extent that its shares of Purchaser Common Stock may be sold (i) pursuant to an effective registration statement covering such shares pursuant to the Securities Act or (ii) in a bona fide private placement to a purchaser who shall be subject to the same restrictions on any resale or (iii) subject to the restrictions contained in Rule 144 under the Securities Act ("Rule 144"). Each of the Company and the Shareholder understands that the Purchaser is under no obligation to effect a registration of their shares of Purchaser Common Stock under the Securities Act.

                             (iv)   The Shareholder is familiar with the
provisions of Rule 144 and the limitations upon the availability and applicability of such rule.

                              (v)   The Shareholder is a sophisticated
investor familiar with the type of risks inherent in the acquisition of restricted securities such as the shares of Purchaser Common Stock and her financial position is such that she can afford to retain the shares of Purchaser Common Stock for an indefinite period of time without realizing any direct or indirect cash return on her investment.

                             (vi)   The Shareholder is acquiring her shares
of Purchaser Common Stock for her account and not with a view to, or for sale in connection with, the distribution thereof within the meaning of the Securities Act.
                                   SECTION III

                     REPRESENTATIONS, WARRANTIES, COVENANTS
                        AND AGREEMENTS OF THE SHAREHOLDER

                  The Shareholder hereby represents and warrants to, and covenants and agrees with, the Purchaser, as of the date hereof and as of the date of the Closing, that:

                  A. Authority. The Shareholder is fully able to execute and deliver this Agreement and to perform the Shareholder's covenants and agreements hereunder, and this Agreement constitutes a valid and legally binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect affecting the enforcement of creditors' rights generally.

                  B. No Legal Bar; Conflicts. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, violates any statute, ordinance, regulation, order, judgment or decree of any court or governmental agency, or conflicts with or will result in any breach of any of the terms of or constitute a default under or result in the termination of or the creation of any lien pursuant to the terms of any contract or agreement to which the Shareholder is a party or by which the Shareholder or any of the Shareholder's assets is bound.

                  C. Ownership of Shares. The Shareholder owns the Shares free and clear of any lien, encumbrance, charge, security interest or claim whatsoever. The Shareholder has the right to transfer the Shares to the Purchaser and, upon transfer of the Shares to the Purchaser hereunder, the Purchaser will acquire good and marketable title to the Shares, free and clear of any lien, encumbrance, charge, security interest or claim whatsoever.
                                   SECTION IV

                     REPRESENTATIONS, WARRANTIES, COVENANTS
                         AND AGREEMENTS OF THE PURCHASER

                  The Purchaser hereby represents and warrants to, and covenants and agrees with, the Company and the Shareholder, as of the date hereof and as of the date of the Closing, that:

                  A. Organization and Qualification. The Purchaser is duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to own its properties and to conduct the businesses in which it is now engaged. The Purchaser is in good standing in each other jurisdiction wherein the failure so to qualify would have a material adverse effect on the financial condition, business, operations, results of operations, assets or properties of the Purchaser (a "Purchaser Material Adverse Effect"). The Purchaser has full corporate power, authority and legal right, and all necessary approvals, permits, licenses and authorizations, to own its properties and to conduct the businesses conducted by it and to enter into and consummate the transactions contemplated under this Agreement, except for such approvals, permits, licenses and authorizations, the absence of which would not have a Purchaser Material Adverse Effect. The copies of the certificate of incorporation and by-laws of the Purchaser which have been delivered to the Purchaser are complete and correct.

                  B. Authority. The execution and delivery of this Agreement by the Purchaser, the performance by the Purchaser of its covenants and agreements hereunder and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and legally binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect affecting the enforcement of creditors' rights generally.

                  C. No Legal Bar; Conflicts. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, violates any provision of the certificate of incorporation or by-laws of the Purchaser or any statute, ordinance, regulation, order, judgment or decree of any court or governmental agency or board, or conflicts with or will result in any breach of any of the terms of or constitute a default under or result in the termination of or the creation of any lien pursuant to the terms of any contract or agreement to which the Purchaser is a party or by which the Purchaser or any of the assets of the Purchaser is bound, except where such violation, conflict, breach, default, termination or lien creation would not have a Purchaser Material Adverse Effect.

                  D. Capitalization. The authorized capital stock of the Purchaser consists of 19,500,000 shares of voting common stock, $.01 par value, 500,000 shares of non-voting common stock, $.01 par value, 1,000,000 shares of preferred stock, $.01 par value, of which 4,364,000 shares of voting common stock, 500,000 shares of non-voting common stock and 18,000 shares of preferred stock are issued and outstanding. The Purchaser has reserved 400,000 shares of voting common stock for issuance pursuant to its employee stock option plan. The Purchaser has also issued convertible subordinated promissory notes in the aggregate principal amount of $3,000,000 (the "Convertible Notes") which are convertible into an aggregate of 200,000 shares of voting common stock. The Purchaser has the right to cancel the Convertible Notes by the delivery of an aggregate of 50,000 shares of voting common stock to the makers of the Convertible Notes if certain conditions have not been met.

                  E. Financial Statements; No Undisclosed Liabilities. The Purchaser has delivered to the Shareholder statements of income for the Purchaser and for TLM Holdings Corp., a Delaware corporation ("TLM"), for the six-month period ended June 30, 1997, which financial statements (hereinafter referred to as the "Financial Statements") have been internally prepared by the Purchaser. The Financial Statements are true and correct in all material respects and have been prepared in accordance with generally accepted accounting principles consistently throughout the periods involved. The Financial Statements fully and fairly present the results of the operations of the Purchaser and TLM for the period indicated.

                  The Purchaser shall provide the Shareholder with a balance sheet of the Purchaser as of June 30, 1997 as promptly as practicable after the Closing.

                  F. Absence of Certain Changes. Subsequent to December 6, 1996 (the date of initial investment in the Purchaser by Abbingdon Venture Partners Limited Partnership, a Connecticut limited partnership ("Abbingdon I"), Abbingdon Venture Partners Limited Partnership-II, a Delaware limited partnership ("Abbingdon II") and Abbingdon Venture Partners Limited Partnership-III, a Delaware limited partnership ("Abbingdon III"; Abbingdon I, Abbingdon II and Abbingdon III are hereinafter collectively referred to as the "Foster Partnerships")), there has not been any material adverse or prospective material adverse change in the condition of the Purchaser, financial or otherwise, or in the results of the operations of the Purchaser.

                  G.       Permits; Compliance with Applicable Law.  The
                           ---------------------------------------
Purchaser is not in material default under any, and has complied in all material respects with all, statutes, ordinances, regulations, orders, judgments and decrees of any court or governmental entity or agency, relating to its businesses or its assets. The Purchaser has no knowledge of any basis for assertion of any material violation of the foregoing or for any claim for compensation or damages or otherwise arising out of any material violation of the foregoing. The Purchaser has not received any notification of any asserted present or past failure to comply with any of the foregoing which has not been satisfactorily responded to in the time period required thereunder.

                  H. Litigation; Disputes. There are no material claims, disputes, actions, suits, investigations or proceedings pending or, to the best of the knowledge of the Purchaser, threatened against or naming as a party the Purchaser or any of the properties or assets of the Purchaser. The Purchaser has no knowledge of any default under any such material action, suit or proceeding.

                  I. Title to Assets; Condition of Property. The Purchaser has good and valid title to all its owned properties and assets, real, personal and mixed, tangible and intangible used in the operations of its business as currently conducted, except where the failure to have good and valid title would not result in a Purchaser Material Adverse Effect.

                  J. Taxes. The Purchaser has filed or caused to be filed on a timely basis (or extensions to file) all federal, state, local, foreign and other tax returns, reports and declarations (collectively, "Purchaser Tax Returns") required to be filed by it. All Purchaser Tax Returns filed by or on behalf of the Purchaser are true, complete and correct in all material respects.

                  H. Foster Partnerships. The Purchaser has delivered to the Company and the Shareholder copies of each of the (i) 8% Subordinated Promissory Note dated December 6, 1996 issued jointly and severally by the Purchaser and Ash Creek, Inc., a Delaware corporation ("Ash Creek"), in the original principal amount of $1,333,000, (ii) 8% Subordinated Promissory Note dated December 6, 1996 issued jointly and severally by the Purchaser and Ash Creek to Abbingdon II in the original principal amount of $7,198,200 and (iii) 8% Subordinated Promissory Note dated December 6, 1996 issued jointly and severally by the Purchaser and Ash Creek to Abbingdon III in the original principal amount of $4,798,000, which constitutes all of the issued and outstanding subordinated notes owing by the Purchaser to the Foster Partnerships (collectively, the "Foster Notes"). The subordination terms of the Foster Notes and the Note are substantially the same, except with respect to the standstill provision.
                                    SECTION V

                            [Intentionally omitted.]

                                   SECTION VI

            ADDITIONAL COVENANTS OF THE SHAREHOLDER AND THE PURCHASER

                  A. Company Acquisition Proposal. Each of the Company and the Shareholder covenants and agrees, jointly and severally, that, from and after the date of this Agreement and until the Closing, it or she shall not, directly or indirectly, (i) take any action to solicit, initiate or encourage any Company Acquisition Proposal (as hereinafter defined) or (ii) engage in negotiations with, or disclose any nonpublic information relating to the Company or afford access to the properties, books or records of the Company to, any person or entity that may be considering making, or has made, a Company Acquisition Proposal. The Company or the Shareholder, as the case may be, shall promptly notify the Purchaser after receipt of any Company Acquisition Proposal or any indication that any person or entity is considering making a Company Acquisition Proposal or any request for nonpublic information relating to the Company or for access to the properties, books or records of the Company by any person or entity that may be considering making, or has made, a Company Acquisition Proposal. For purposes of this Agreement, "Company Acquisition Proposal" means any offer or proposal for, or any indication of interest in, a merger or other business combination involving the Company or the acquisition of any equity interest in, or any assets of, the Company, other than the transactions contemplated by this Agreement or in the ordinary course of business.

                  B. Goodwill; Publicity. Each of the Company and the Shareholder covenants and agrees that any and all publicity (whether written or oral) and notices to third parties concerning the sale of the Shares and other transactions contemplated by this Agreement shall be subject to the prior written approval of the Purchaser, which approval may be withheld in the sole discretion of the Purchaser; provided, however, that any such notices or publicity with respect to financial terms of this Agreement and the transactions contemplated hereby, other than filings with governmental authorities and the distribution of registration statements or prospectuses in connection with public financings shall be subject to the prior written approval of each party.

                  C. Working Capital. On or before December 31, 1997 (the "Reconciliation Date"), the Purchaser shall calculate the amount of the net accounts receivable of the Company which were outstanding on the date of the Closing (the "Pre-Closing Receivables"). In the event that the sum of the Pre-Closing Receivables plus work in process in the amounts listed on Exhibit B plus the amount of cash of the Company on the date of the Closing available to the Purchaser (the "Closing Cash") plus documented expenses of up to $30,000 for Angelina Villareal's hiring and relocation expenses exceeds (the "Excess") the sum of $500,000 plus the amount of the current liabilities of the Company determined in accordance with generally accepted accounting principles (the "Company Liabilities") as of the date of the Closing (such sum of $500,000 plus the amount of the Company Liabilities is hereinafter referred to as the "Target Amount"), the Purchaser shall pay to the Shareholder in additional payment for the Shares, the amount of the Excess on or before the Reconciliation Date. In the event that the sum of the Pre-Closing Receivables plus the Closing Cash shall be less (the "Shortfall") than the Target Amount, the Shareholder shall be obligated to pay on or before the Reconciliation Date to the Purchaser the amount of the Shortfall. The Purchaser shall permit the Company to review the Purchaser's work papers (the "Working Capital Work Papers") related to and calculations of the amount of the Pre-Closing Receivables and the amounts of the Closing Cash and the Company Liabilities and the parties agree to negotiate in good faith to resolve any controversies relating to such calculations. After such good faith negotiation, if the Purchaser and the Shareholder are unable to agree with respect to the Purchaser's calculation of the Excess or the Shortfall, as the case may be, then the amount of the Excess or the Shortfall, as the case may be, shall be determined as soon as possible thereafter by the San Francisco office of one of the six largest national accounting firms mutually selected by the Purchaser and the Shareholder (the "Working Capital Arbitrator"), for a final and binding determination. In the event that the Working Capital Arbitrator determines that the Purchaser has overstated the Shortfall, or understated the Excess, as the case may be, by more than ten percent (10%), then the Purchaser shall be obligated to pay the fees of the Working Capital Arbitrator. In the event that the Working Capital Arbitrator determines that the Purchaser has overstated the Shortfall, or understated the Excess, as the case may be, by greater than five percent (5%) but less than or equal to ten percent (10%) then the Purchaser and the Shareholder shall each pay one-half of the fees of the Working Capital Arbitrator. In all other events, the Shareholder shall pay the fees of the Working Capital Arbitrator.

                  D.       [Intentionally Omitted.]

                  E. Company Transaction Expenses. The Purchaser shall pay the reasonable expenses incurred by the Company prior to the date of the Closing in connection with the negotiation, execution and delivery of this Agreement and the transactions contemplated hereby (the "Company Transaction Expenses"); provided, however, that in no event shall the Purchaser pay Company Transaction Expenses in excess of $8,000. The Shareholder covenants and agrees that she shall pay or reimburse the Company for, all Company Transaction Expenses incurred by the Company in excess of $8,000.

                  F. Shareholder Guarantees. The Purchaser covenants and agrees to use its reasonable best efforts (but not including the payment of monies) to arrange for the release of the Shareholder from each personal guarantee made by the Shareholder for the benefit of the Company set forth in Exhibit B (the "Shareholder Guarantees") and the Purchaser shall indemnify the Shareholder in accordance with Section X(B)(ii) hereof with respect to such Shareholder Guarantees.

                  G. Latin Market Connections and Other Entities. The Shareholder covenants and agrees that from and after the Closing, all entities other than the Company and Canela, Inc., a California corporation ("Canela"), controlled by the Shareholder, shall cease to have business operations. Subsequent to the Closing, the Shareholder and the Purchaser, together with Selman Carranza ("Carranza"), shall organize an entity to be named Latin Market Connections ("LMC"), it being understood and agreed that the Company and Carranza shall each have a 50% ownership interest in such entity. Promptly after the organization of LMC, the Purchaser shall reimburse Canela for any reasonable expenses incurred by Canela in connection with the organization of LMC (the "LMC Expenses"); provided however, that in no event shall the Purchaser be obligated or required to reimburse Canela for LMC Expenses in excess of $5,000.

                  H. Indebtedness. The Company shall provide the Purchaser with evidence reasonably satisfactory to the Purchaser of the repayment of all long-term or short-term borrowed funds (excluding leases, which the Company shall continue to perform) of the Company.

                  I. Canela, Inc. The Shareholder covenants and agrees that from and after the date of the Closing, Canela will generate revenues from activities and in amounts only to the extent pre-approved in writing by the chief executive officer of the Purchaser, but in no event shall Canela generate revenues in excess of $10,000 per year. The Shareholder shall deliver to the Purchaser, promptly after preparation, all Tax Returns required to be filed by or on behalf of Canela.
                                   SECTION VII

                                     CLOSING

                  A. Time and Place of Closing. The closing of the purchase and sale of the Shares as set forth herein (the "Closing") shall be held at the offices of Coblentz, Cahen, McCabe & Breyer LLP, 222 Kearney Street, 7th Floor, San Francisco, California 94108, at 10:00 A.M., local time, on September __, 1997 or such other time and place as the parties may mutually agree.

                  B. Delivery of the Shares. Delivery of the Shares shall be made by the Shareholder to the Purchaser at the Closing by delivering one or more certificates in negotiable form representing the Shares, each such certificate to be accompanied by any requisite documentary or stock transfer Taxes, against payment of the Purchase Price payable at the Closing.

                  C. Tax Matters. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be borne and paid by the Shareholder when due, and the Shareholder will, at her own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes and fees, and, if required by applicable law, the Purchaser will join in the execution of any such Tax Returns and other documentation.
                                  SECTION VIII

                            CONDITIONS TO THE SHAREHOLDER'S OBLIGATION TO CLOSE

                  The obligations of the Shareholder to sell the Shares and otherwise consummate the transactions contemplated by this Agreement at the Closing are subject to the following conditions precedent, any or all of which may be waived by the Shareholder in her sole discretion, and each of which the Purchaser hereby agrees to use its best efforts to satisfy at or prior to the
Closing:

                  A. No Litigation. No action, suit or proceeding against the Company, either of the Shareholder or the Purchaser relating to the consummation of any of the transactions contemplated by this Agreement or any governmental action seeking to delay or enjoin any such transactions shall be pending or threatened.

                  B. Representations and Warranties. The representations and warranties made by the Purchaser herein shall be correct as of the date of the Closing in all respects with the same force and effect as though such representations and warranties had been made as of the date of the Closing, and on the date of the Closing, the Purchaser shall deliver to the Shareholder a certificate dated the date of the Closing to such effect. All the terms, covenants and conditions of this Agreement to be complied with and performed by the Purchaser on or before the date of the Closing shall have been duly complied with and performed in all material respects, and on the date of the Closing, the Purchaser shall deliver to the Shareholder a certificate dated the date of the Closing to such effect.

                  C. Other Certificates. The Shareholder shall have received such additional certificates, instruments and other documents, in form and substance satisfactory to them and their counsel, as they shall have reasonably requested in connection with the transactions contemplated hereby.

                  D. Payment of the Purchase Price. The Shareholder shall have received from the Purchaser a (i) certified check made payable to the order of, or wire transfer to the account designated by, the Shareholder in the amount of $1,500,000 and (ii) the Note, representing the Purchase Price deliverable at Closing.

                  E. Valdes Employment Agreement. The Purchaser and the Shareholder shall have entered into an employment agreement (the "Valdes Employment Agreement") substantially in the form of Exhibit G attached hereto.

                  F. Key Employee Employment Agreements. The Purchaser shall have entered into employment agreements with each of Angelina Villareal (the "Villareal Employment Agreement"), Isabel Balboa (the "Balboa Employment Agreement"), and Janet Torres (the "Torres Employment Agreement") substantially in the forms of Exhibit H-1, Exhibit H-2 and H-3, respectively, attached hereto.

                  G. Opinion of Counsel. The Shareholder shall have received an opinion of Haythe & Curley, counsel for the Purchaser, delivered to the Shareholder pursuant to the instructions of the Purchaser, dated the date of the Closing, in form and substance satisfactory to the Purchaser and its counsel, Messrs. Coblentz, Cahen, McCabe & Breyer
LLP, to the effect that:

                     (i) The Purchaser is a corporation duly organized and validly existing under the laws of the State of Delaware and has full corporate power and authority to own its properties and to conduct the businesses in which it is now engaged.

                    (ii) This Agreement has been duly authorized, executed and delivered by the Purchaser and constitutes the valid and legally binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting creditors' rights generally or by general principles of equity.

                   (iii) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, violates any provision of the certificate of incorporation or by-laws of the Purchaser or to our knowledge any statute, ordinance, regulation, order, judgment or decree of any court or governmental agency or conflicts with or will result in any breach of any of the terms of or constitute a default under or result in the termination of or the creation of any lien pursuant to the terms of any contract or agreement known to us to which the Purchaser is a party or by which the Purchaser or any of the assets of the Purchaser is bound.

                    (iv) The holding period of the Earn-Out Shares will commence on the date of the Closing pursuant to Rule 144(d)(3)(iii) of the Securities Act of 1933, as amended.

                     (v) Based upon our review of the stock records of the Purchaser, the authorized voting capital stock of the Purchaser consists of 19,500,000 shares of voting common stock, $.01 par value, 500,000 shares of non-voting common stock, $.01 par value, 1,000,000 shares of preferred stock, $.01 par value, of which 4,364,000 shares of voting common stock, 500,000 shares of non-voting common stock and 18,000 shares of preferred stock are issued and outstanding. The Purchaser has reserved 400,000 shares of voting common stock for issuance pursuant to its employee stock option plan.

                    (vi) To our knowledge, there are no claims, disputes, actions, suits or proceedings pending or threatened against the Purchaser which would result in a Purchaser Material Adverse Effect.
                                   SECTION IX

                CONDITIONS TO THE PURCHASER'S OBLIGATION TO CLOSE

                  The obligation of the Purchaser to purchase the Shares and otherwise consummate the transactions contemplated by this Agreement at the Closing is subject to the following conditions precedent, any or all of which may be waived by the Purchaser in its sole discretion, and each of which the Company and the Shareholder hereby agrees to use their best efforts to satisfy at or prior to the Closing:

                  A. Opinion of Counsel. The Purchaser shall have received an opinion of Coblentz, Cahen, McCabe & Breyer LLP, counsel for the Company and the Shareholder, delivered to the Purchaser pursuant to the instructions of the Company and the Shareholder, dated the date of the Closing, in form and substance satisfactory to the Purchaser and its counsel, Messrs. Haythe & Curley, to the effect that:

                     (i) The Company is a corporation duly organized and validly existing under the laws of the State of California and has full corporate power and authority to own its properties and to conduct the businesses in which it is now engaged.

                    (ii) The authorized capital stock of the Company consists of 1,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock of which 100,000 shares of Common Stock and no shares of Preferred Stock are issued and outstanding. All of the issued and outstanding shares of Common Stock have been duly and validly authorized and issued and are fully paid and non-assessable. All of the issued and outstanding shares of Common Stock are owned beneficially and of record by the Shareholder, free and clear of any lien, encumbrance, charge, security interest or claim whatsoever (including any restriction on the right to vote, sell or otherwise dispose of such Common Stock). To the knowledge of such counsel, there are no outstanding subscriptions, warrants, options, calls, commitments or other rights or agreements to purchase or acquire shares of capital stock or other securities of the Company. No shares of capital stock of the Company are reserved for any purpose.

                   (iii) This Agreement has been duly authorized, executed and delivered by the Company and duly executed and delivered by the Shareholder and constitutes the valid and legally binding obligation of the Company and the Shareholder, enforceable against each of them in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting creditors' rights generally or by general principles of equity..

                    (iv) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, violates any provision of the articles of incorporation or by-laws of the Company or to our knowledge any statute, ordinance, regulation, order, judgment or decree of any court or governmental agency or conflicts with or will result in any breach of any of the terms of or constitute a default under or result in the termination of or the creation of any lien pursuant to the terms of any contract or agreement known to us to which the Company or the Shareholder is a party or by which the Company or the Shareholder or any of the assets of the Company or the Shareholder is bound.

                     (v) Except as set forth in the Agreement, to the best of the knowledge of such counsel, there are no claims, disputes, actions, suits or proceedings pending or threatened against the Company or the Shareholder.

                  B. No Litigation. No action, suit or proceeding against the Company, the Shareholder or the Purchaser relating to the consummation of any of the transactions contemplated by this Agreement nor any governmental action seeking to delay or enjoin any such transactions shall be pending or threatened.

                  C. Representations and Warranties. The representations and warranties made by the Company and the Shareholder herein shall be correct as of the date of the Closing in all respects with the same force and effect as though such representations and warranties had been made as of the date of the Closing, and on the date of the Closing, the Company and the Shareholder shall deliver to the Purchaser a certificate dated the date of the Closing to such effect. All the terms, covenants and conditions of this Agreement to be complied with and performed by the Company and the Shareholder on or before the date of the Closing shall have been duly complied with and performed in all material respects, and on the date of the Closing, the

Company and the Shareholder shall deliver to the Purchaser a certificate dated the date of the Closing to such effect.

                  D. Other Certificates. The Purchaser shall have received such other certificates, instruments and other documents, in form and substance satisfactory to the Purchaser and counsel for the Purchaser, as it shall have reasonably requested in connection with the transactions contemplated hereby.

                  E. Third Party Consents. The Purchaser shall have received all necessary consents of third parties under the contracts, agreements, leases, insurance policies and other instruments to the consummation of the transactions contemplated hereby, which consents shall not provide for the acceleration of any liabilities or any other detriment to the Purchaser or the Company.

                  F.       Resignations.  The Company shall have
delivered to the Purchaser resignations of all of the officers and directors of the Company, such resignations to be effective as of the Closing.

                  G. Valdes Employment Agreement. The Purchaser and the Shareholder shall have entered into the Valdes
Employment Agreement.

                  H. Other Employment Agreements. The Purchaser and each of Angelina Villareal, Isabel Balboa and Janet
Torres shall have entered into the Villareal Employment
Agreement, the Balboa Employment Agreement and the Torres
Employment Agreement, respectively.

                  I. Delivery of Shares. All of the Shares shall be concurrently sold, assigned and conveyed to the Purchaser.

                  J. Shareholder Agreement. The Purchaser and the Shareholder shall have entered into a Shareholder Agreement substantially in the form attached hereto.

                  K. Pay Off of Company Indebtedness. All of the Company's indebtedness to Comerica Bank, California ("Comerica") shall have been paid in full and all mortgages, security interests and other liens securing or otherwise arising under or relating to such indebtedness shall have been released, discharged and terminated in full, in each case in form and substance satisfactory to the Purchaser and its counsel, and all assets, property or other collateral of any kind held by Comerica or any other person as security for such Company indebtedness shall have been delivered to the Company.
                                    SECTION X

                                 INDEMNIFICATION

                  A.       Indemnification by the Shareholder.  The
                           ----------------------------------
Shareholder shall indemnify and hold harmless the Purchaser
and the Company and each of their officers, directors,
employees, shareholders and affiliates (collectively, the
"Purchaser Indemnified Parties") from and against any and
all losses, claims, assessments, demands, damages,
liabilities, obligations, costs and/or expenses whatsoever
(hereinafter referred to collectively as the "Purchaser's
Damages"), including, without limitation, Purchaser's
Counsel Expenses (as hereinafter defined), sustained or
incurred by any of the Purchaser Indemnified Parties as a
result of or arising from (i) the breach of any of the
obligations, covenants or provisions of, or the inaccuracy
of any of the representations or warranties made by, the
Company or the Shareholder herein, (ii) any claim asserted
against any of the Purchaser Indemnified Parties with
respect to the Computer Software and (iii) any claim
asserted against any of the Purchaser Indemnified Parties
arising out of the Employment Agreement dated as of April
27, 1997 between the Company and Angelina Villareal.  For
purposes hereof "Purchaser's Counsel Expenses" shall mean
reasonable fees and disbursements of counsel howsoever
sustained or incurred by any of the Purchaser Indemnified
Parties, including, without limitation, in any action or
proceeding between any of the Purchaser Indemnified Parties
and the Shareholder or in any action or proceeding between
any of the Purchaser Indemnified Parties and any third
party.  In addition to the right of the Purchaser to
indemnification hereunder, the Purchaser shall have the
right from time to time to set off the amount of any of the
Purchaser's Damages against any payments of principal and/or interest due and payable to the Shareholder under the Note
and/or the Earn-Out Payments; provided, however, that the
                              --------  -------
Purchaser agrees that it will not exercise its right to set off under this Section X(A) the amount of any of the Purchaser's Damages which it may sustain or incur by reason of a breach of the Shareholder's covenants contained in
Section XI hereof. The Purchaser shall place into escrow any amounts it is seeking to set off with an escrow agent mutually agreeable to the Shareholder and the Purchaser.
Any amounts of cash set off by the Purchaser which are later awarded to the Shareholder in accordance with Section
XIII(G) hereof, shall accrue interest at a rate of six and one-half percent (6.5%) per annum from the time of any such set off.

                  B.       Indemnification by the Purchaser.  The
                           --------------------------------
Purchaser shall indemnify and hold harmless the Shareholder, her heirs, legal representatives and assigns (the
"Shareholder Indemnified Parties"), from and against any and all losses, claims, assessments, demands, damages, liabilities, obligations, costs and/or expenses whatsoever (hereinafter referred to as the "Shareholder's Damages"; the Shareholder's Damages and the Purchaser's Damages are sometimes referred to herein as the "Damages"), including, without limitation, Shareholder's Counsel Expenses (as hereinafter defined), sustained or incurred by any of the Shareholder Indemnified Parties as a result of or arising from (i) the breach of any of the obligations, covenants or provisions of, or the inaccuracy of any of the representations or warranties made by, the Purchaser herein and (ii) any claim asserted against the Shareholder with respect to the Shareholder Guarantees. For purposes hereof "Shareholder's Counsel Expenses" shall mean reasonable fees and disbursements of counsel howsoever sustained or incurred by any of the Shareholder Indemnified Parties, including, without limitation, in any action or proceeding between any of the Shareholder Indemnified Parties and the Purchaser and/or the Company or in any action or proceeding between any of the Shareholder Indemnified Parties and any third party.

                  C. Procedure for Indemnification. In the event that any party hereto shall incur (or anticipates that it may incur in the case of third party claims) any Damages in respect of which indemnity may be sought by such party pursuant to this Section X, the party indemnified hereunder (the "Indemnified Party") shall notify the party or parties providing indemnification (the "Indemnifying Party") promptly; in the case of third party claims, such notice shall in any event be given within thirty (30) days of the filing or assertion of any claim against the Indemnified Party stating the nature and basis of such claim; provided, however, that any delay or failure to notify any Indemnifying Party of any claim shall not relieve it from any liability except to the extent that the Indemnifying Party demonstrates that the defense of such action is materially prejudiced by such delay or failure to notify. In the case of third party claims, the Indemnifying Party shall, within ten (10) days of receipt of notice of such claim, notify the Indemnified Party of its intention to assume the defense of such claim at its own expense. If the Indemnifying Party shall not assume the defense of any such claim or litigation resulting therefrom, the Indemnified

Party may defend against any such claim or litigation in such manner as it may deem appropriate and the Indemnified Party may settle such claim or litigation on such terms as it may deem appropriate. In the event that a dispute arises concerning the obligation of the Indemnifying Party to assume the defense of a claim, or a dispute arises concerning a claim hereunder which does not involve a third party claim, or in the event that there is any other dispute relating to indemnification, the parties shall submit any such dispute to arbitration pursuant to Section XIII(G) hereof; provided, however, that the parties agree to negotiate in good faith for a period of at least sixty (60) days prior to initiating arbitration to resolve any dispute. If it shall be finally determined that the Indemnifying Party failed to assume the defense of any claim for which the Indemnifying Party is liable to the Indemnified Party for Damages, then the expense of defending the claim shall be borne by the Indemnifying Party. Payment of the Damages shall be made within ten (10) days of a final determination of a claim.

                  A final determination of a claim shall be (i) a judgment of any court determining the validity of a disputed claim, if no appeal is pending from such judgment or if the time to appeal therefrom has elapsed, (ii) an award of any arbitration determining the validity of such disputed claim, it there is not pending any motion to set aside such award or if the time within which to move to set such award aside has elapsed, (iii) a written termination of the dispute with respect to such claim signed by all of the parties thereto or their attorneys, (iv) a written acknowledgement of the Indemnifying Party that she or it no longer disputes the validity of such claim, or (v) such other evidence of final determination of a claim as shall be acceptable to the parties.

                  D. No Contribution. The Purchaser shall not be required to make any claim against the Company or any other party in order to pursue any claim against the Shareholder and provided further, that the Shareholder shall not be entitled to any indemnification or right of contribution from the Company or have any other rights against the Company in connection with any claim made hereunder.

                  E. Agreements Concerning Indemnification. It is specifically understood and agreed that:

                              (i)   The Shareholder shall not be obligated
to indemnify the Purchaser for the Purchaser's Damages arising out of a breach of any representation or warranty of the Company or the Shareholder contained in Sections II and

III hereof, unless and until the aggregate amount of all claims for such Purchaser's Damages exceeds $50,000 (the "Basket") at which time claims may be asserted for the excess of such amount.

                             (ii)   The Shareholder shall not be obligated
to indemnify the Purchaser for the Purchaser's Damages in excess of an aggregate of the amount actually received by the Shareholder as part of the Purchase Price, whether in cash, by delivery of the Note or payment of any Earn-Out Payments (the "Cap") and the obligations of the Shareholder for indemnification hereunder shall terminate when the Cap has been paid.
                                   SECTION XI

                            NON-COMPETITION AGREEMENT

                  Following the consummation of the transactions contemplated hereby, and in consideration thereof, the Shareholder shall not, (a) subsequent to the date of the Closing, and until three (3) years after the date of the Closing, directly or indirectly, (i) engage, whether as principal, agent, investor, distributor, representative, stockholder, employee, consultant, volunteer or otherwise, with or without pay, in any activity or business venture, which is competitive with the business of providing ethnic market research and business consulting on ethnic marketing strategies of the Purchaser or any member of the Purchaser Group which the Shareholder has operational or administrative responsibility for during her employment with the Purchaser, (ii) solicit or entice or endeavor to solicit or entice away from any member of the Purchaser Group (as hereinafter defined) any person who was during the prior six
(6) month period or is at the time of the solicitation or enticement a director, officer, employee, agent or consultant of such member of the Purchaser Group, on the Shareholder's own account or for any person, firm, corporation or other organization, whether or not such person would commit any breach of such person's contract of employment by reason of leaving the service of such member of the Purchaser Group, (iii) solicit or entice or endeavor to solicit or entice away any person who was during the prior six (6) month period or is at the time of the solicitation or enticement a client or customer or active prospect of any member of the Purchaser Group, on the Shareholder's own account or for any other person, firm, corporation or organization, or (iv) employ any person who was a director, officer or employee of any member of the Purchaser Group or any person who is known to be in possession of any confidential information or trade secrets relating to the business of any member of the Purchaser Group, or (b) subsequent to the date of the Closing and until two (2) years after the date of the Closing, take any action or make any statement the effect of which would be, directly or indirectly, to impair the good will of any member of the Purchaser Group or the business reputation or good name of any member of the Purchaser Group, or be otherwise detrimental to the Purchaser, including any action or statement intended, directly or indirectly, to benefit a competitor of any member of the Purchaser Group. The Purchaser shall not, subsequent to the date of the Closing and until two (2) years after the date of the Closing, take any action or make any statement the effect of which would be, directly or indirectly, to impair the good will of the Company or the business reputation or good name of the Company or the shareholder, or be otherwise detrimental to the Company or the Shareholder. Because the remedy at law for any breach of the foregoing provisions of this Section XI would be inadequate, the Shareholder hereby consents, in case of any such breach, to the granting by any court of competent jurisdiction of specific enforcement, including, but not limited to pre-judgment injunctive relief, of such provisions, as provided for in Section XIII(F) hereof.

                  Notwithstanding anything to the contrary contained in this
Section XI, it is understood and agreed that the Shareholder shall be permitted, subsequent to the termination of the Shareholder's employment with the Purchaser, to work in an academic, in-house or general market research (excluding ethnic market research) position.

                  Notwithstanding anything to the contrary contained in this
Section XI, it is understood and agreed that the restrictions set forth in clause (a)(i) of this Section XI shall not apply in the event that the Purchaser has not, on or prior to the second anniversary of the date of the Closing, consummated an initial public offering of the Purchaser Common Stock.

                  The parties hereto agree that if, in any proceeding, the court or other authority shall refuse to enforce the covenants herein set forth because such covenants cover too extensive a geographic area or too long a period of time, any such covenant shall be deemed appropriately amended and modified in keeping with the intention of the parties to the maximum extent permitted by law.

                  For purposes hereof, "Purchaser Group" shall mean, collectively, the Purchaser and its subsidiaries, affiliates and parent entities operating in the same lines of business.
                                   SECTION XII

                               BROKERS AND FINDERS

                  A. The Shareholder's Obligation. The Purchaser shall not have any obligation to pay any fee or other compensation to any person, firm or corporation dealt with by the Company or the Shareholder in connection with this Agreement and the transactions contemplated hereby, and the Company and the Shareholder, jointly and severally, hereby agree to indemnify and save the Purchaser harmless from any liability, damage, cost or expense arising from any claim for any such fee or other compensation.

                  B. The Purchaser's Obligation. Neither the Company nor the Shareholder shall have any obligation to pay any fee or other compensation to any person, firm or corporation dealt with by the Purchaser in connection with this Agreement and the transactions contemplated hereby, and the Purchaser hereby agrees to indemnify and save the Company and the Shareholder harmless from any liability, damage, cost or expense arising from any claim for any such fee or other compensation.
                                  SECTION XIII

                                  MISCELLANEOUS

                  A.       Notices.  All notices, requests or
instructions hereunder shall be in writing and delivered personally, sent by telecopier, or sent by registered or certified mail, postage prepaid, as follows:

                           (1) If to the Shareholder or the Company (prior to the Closing):

                                    Isabel Valdes
                                    1329 Waverley Street
                                    Palo Alto, California 94301
                                    Telecopy No.:   (650) 327-7024
                                    Telephone No.: (650) 322-9991
                                    with a copy to:

                                    Coblentz, Cahen, McCabe & Breyer LLP
                                    222 Kearney Street, 7th Floor
                                    San Francisco, California 94108
                                    Attention: Barry Reder, Esq.
                                    Telecopy No.:   (415) 989-1663
                                    Telephone No.: (415) 391-4800

                           (2)      If to the Purchaser or the Company
                                    (subsequent to the Closing):

                                    2200 Clarendon Boulevard, 11th Floor
                                    Arlington, Virginia 22201
                                    Attention: President
                                    Telecopy: 703-812-9552
                                    Telephone: 800-522-3447

                                    with a copy to:

                                    Haythe & Curley
                                    237 Park Avenue
                                    New York, New York 10017
                                    Attention: Robert A. Ouimette, Esq.
                                    Telephone No.: (212) 880-6000
                                    Facsimile No.: (212) 682-0200

Any of the above addresses may be changed at any time by notice given as provided above; provided, however, that any such notice of change of address shall be effective only upon receipt. All notices, requests or instructions given in accordance herewith shall be deemed received on the date of delivery, if hand delivered, and two business days after the date of mailing, if mailed.

                  B. Survival of Representations. Each representation, warranty, covenant and agreement of the parties hereto herein contained shall survive the Closing, notwithstanding any investigation at any time made by or on behalf of any party hereto.

                  C. Entire Agreement. This Agreement and the documents referred to herein contain the entire agreement among the parties hereto with respect to the transactions contemplated hereby, and no modification hereof shall be effective unless in writing and signed by the party against which it is sought to be enforced.

                  D. Further Assurances. Each of the parties hereto shall use such party's best efforts to take such actions as may be necessary or reasonably requested by the other parties hereto to carry out and consummate the transactions contemplated by this Agreement. At the Purchaser's expense, the Shareholder agrees to execute and deliver any reasonable and customary management representation letter requested by the Purchaser's independent certified public accountants in connection with their audit of the Financial Statements. In addition, at the Purchaser's expense, the Shareholder agrees to take all other actions as may be reasonably necessary to assist the Purchaser in preparing financial statements with respect to the Company for such periods ending on or prior to the Closing as are required by Regulation S-X under the Securities Act of 1933, as amended, which statements are to be presented in conformity with the accounting rules of Regulation S-X and are to be audited by the Purchaser's independent certified public accountants.

                  E. Expenses. Except for the Company Transaction Expenses as set forth in Section 6(E) hereof, each of the parties hereto shall bear such party's own expenses in connection with this Agreement and the transactions contemplated hereby; provided, however, that the Company shall not bear any of such expenses.

                  F. Injunctive Relief. Notwithstanding the provisions of
Section XIII(G) hereof, in the event of a breach or threatened breach by the Shareholder of the provisions of Section XI of this Agreement, the Shareholder hereby consents and agrees that the Purchaser shall be entitled to an injunction or similar equitable relief restraining the Shareholder from committing or continuing any such breach or threatened breach or granting specific performance of any act required to be performed by the Shareholder under any such provision, without the necessity of showing any actual damage or that money damages would not afford an adequate remedy and without the necessity of posting any bond or other security. The parties hereto hereby consent to the jurisdiction of the federal courts for the Northern District of California and the California state courts located in such District for any proceedings under this Section XIII(F). The parties hereto agree that the availability of arbitration in Section XIII(G) hereof shall not be used by any party as grounds for the dismissal of any injunctive actions instituted by the Purchaser pursuant to this Section XIII(F). Nothing herein shall be construed as prohibiting the Purchaser from pursuing any other remedies at law or in equity which it may have.

                  G.       Arbitration.  Any controversy or claim
arising out of or relating to this Agreement, or any breach hereof shall, except as provided in Sections I(D), VI(C) and

XIII(F) hereof, be settled by arbitration in accordance with the rules of the American Arbitration Association then in effect and judgment upon such award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitration shall be held in the San Francisco, California area. The arbitrator shall award attorney's fees to the prevailing party.

                  H. Invalidity. Should any provision of this Agreement be held by a court or arbitration panel of competent jurisdiction to be enforceable only if modified, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification to become a part hereof and treated as though originally set forth in this Agreement. The parties further agree that any such court or arbitration panel is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law. The parties expressly agree that this Agreement as modified by the arbitration panel shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been set forth herein.

                  I. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company and the Purchaser, respectively, and the legal representatives and heirs of the Shareholder.

                  J. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regards to conflict of laws principles.

                  K. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

                  L. Knowledge. Whenever the term "Knowledge" is used in this Agreement, such term shall, with respect to the Company, mean the actual knowledge or awareness of the Shareholder, Angelina Villareal, Isabel Balboa, Julio Aranovich, and Janet Torres and shall with respect to each individual named above, mean the actual knowledge or awareness of such individual, after the exercise of reasonable diligence or after due inquiry, as to matters to which such knowledge or awareness relates; and shall, with respect to the Shareholder, mean the actual knowledge or awareness of the Shareholder after the exercise of reasonable diligence or after due inquiry, as to matters to which such knowledge or awareness relates.

                  M. Additional Provisions Regarding Representations and Warranties. By closing on the transaction contemplated herein, the Purchaser will have acknowledged that, to the best of its knowledge and belief, it has had full, free and unfettered access to all books, records, documents, personnel and other information concerning the Company which the Purchaser deemed necessary for full and complete consideration of its decision to purchase the Shares hereby; provided, however, that this statement shall not be deemed to limit in any manner whatsoever the Purchaser's rights to indemnification set forth herein.


                                      * * *

                  IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first above written.


                                            HISPANIC MARKET CONNECTIONS, INC.


                                            By:  /s/ Isabel Valdes
                                               _____________________________
                                                Name: Isabel Valdes
                                                Title: President


                                                /s/  Isabel Valdes
                                            ----------------------------------
                                                              Isabel Valdes



                                            CULTURALACCESSWORLDWIDE INC.


                                            By: /s/ Liam Donohue
                                               _____________________________
                                      Name: Liam Donohue
                                     Title: Vice President